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Exhibit 10.2

Apogent Corporate Bonus Plan 2004

Summary

•	Bonus will be paid based upon year-over-year growth in Operating Income.

•	No bonus will be paid until budgeted growth in Operating Income (“Budget”) is achieved.

•	In order to be paid a bonus, Apogent must achieve Budget plus have additional Operating Income sufficient to pay the bonus. Operating Income above budget will go into the bonus pool until a 100% Success Factor is reached.

•	Once the 100% Success Factor is reached, additional earnings will be divided (on a linear basis) between Apogent and the bonus pool, such that each 1% growth over prior year in pre-bonus Operating Income will pay a bonus equal to a 50% Success Factor. Up to an additional 150% Success Factor can be earned with this formula.

•	Additional earnings above the amount that earns a 250% Success Factor will be divided between Apogent and the bonus pool, such that at 11% growth over prior year in pre-bonus Operating Income, the maximum bonus of 300% Success Factor will be paid.

Corporate Bonus Plan Applied to 2004 Results

• 2003 Actual Operating Income	$247.6
• 2004 Budgeted Operating Income	$259.9
Budgeted Growth	5% (approximate)

Bonus Calculation (assumes that $1.8 million equals 100% maximum payout)

Operating Income Growth (pre-bonus)	5.0%	5.3%	5.7%	6.2%	6.7%	7.2%	7.7%	8.2%	8.7%	11.0%

Operating Income (pre-bonus)	259.9	260.8	261.6	262.8	264.1	265.3	266.6	267.8	269.0	274.8
Profit Over Budget (pre-bonus)	—	.9	1.8	2.9	4.3	5.5	6.8	8.0	9.2	15.0
Cumulative Bonus Payment	—	.9	1.8	2.3	2.7	3.2	3.6	4.0	4.5	5.4
Balance to Apogent	—	—	—	.6	1.6	2.3	3.1	4.0	4.7	9.6
Bonus Target Payout	—	50%	100%	125%	150%	175%	200%	225%	250%	300%

The Plan

1.	Objectives

The Apogent Technologies Inc. (“AOT”) Corporate Office Bonus Plan (the “Plan”) is designed to:

a.	Focus the efforts of the AOT organization on improving shareholder value.

b.	Effectively motivate and reward key employees according to their contributions to organizational success.

c.	Serve as a management tool in directing the energies of key employees towards the achievement of agreed-upon operating goals for the Company.

d.	Assist in retaining and attracting qualified key employees by providing a total compensation opportunity competitive with the marketplace.

e.	Complement the AOT 2001 Equity Incentive Plan, which provides participants with long-term incentives based on the performance of AOT as a whole.

2.	Administration

The Plan will be administered by AOT’s Vice President of Human Resources, subject to the oversight of the Compensation Committee. Awards under the Plan will be paid in cash after the AOT annual financial audit has been completed for the applicable plan year and awards are reviewed and approved by the Company’s auditors and the Compensation Committee.

3.	Accounting

The accounting for the Plan will be performed by the AOT corporate finance group and recorded on the corporate general ledger.

4.	Eligibility

Key employees who influence the financial performance of AOT are eligible to participate in the Plan. An individual’s eligibility to participate in the Plan will be determined annually by the Compensation Committee, upon recommendation by AOT’s senior management.

Participation in the Plan during one fiscal year does not guarantee the right of participation in any other fiscal year.

5.	Award Discretion

The Compensation Committee may adjust previously approved financial objectives of AOT or any of the amount of awards earned, when it believes the integrity, purpose and fairness of the Plan will be better served, or if AOT would not otherwise achieve its overall financial objectives.

6.	Restructuring

Any expenses recorded for a restructuring will be excluded from the bonus calculations.

7.	Bonus Target and Bonus Awards

a.	The bonus target (the “target”) for each participant in the Plan will be initially determined by the Company’s Chief Executive Officer, after consultation with the Chief Operating Officer, the Vice President of Human Resources, and the Company’s General Counsel. The target will be determined by the participant’s position within the company and/or job responsibilities and expressed in the form of a percentage of base salary. All targets are subject to approval by the Compensation Committee.

b.	The amount of a participant’s bonus award will be determined by multiplying his or her annual base pay as of September 30 of the Plan year by his or her target and then by the “Success Factor” which forms the basis of his or her bonus award.

c.	Any participant entering the Plan after the beginning of the fiscal year will have his or her bonus award pro-rated based on the number of months of participation in the Plan.

d.	A participant’s bonus award may be pro-rated for a leave of absence without pay.

e.	A participant whose employment terminates (except for retirement, disability or death) prior to completion of the Company’s fiscal year will not be entitled to receive any bonus awards under the Plan.

f.	The maximum award shall be 300% of target, calculated as set forth below.

8.	Success Factor - Calculations

The Success Factor is determined by aggregating actual performance for each of the contributing elements:

a.	Year-over-year growth in Operating Income

b.	Current Year vs. Prior Year Net Working Capital Ratio

The Success Factor for each element will be calculated as follows:

a.	Year-over-Year Growth in Operating Income

Award will be zero until Operating Income (calculated on a pre-bonus basis) equals Budget. Operating Income above Budget will go to the bonus pool until it is sufficient to pay bonuses at the 100% of target level (i.e., a 100% Success Factor). An additional pro rata (i.e., calculated on a linear basis) bonus amount will be paid using the formula whereby for each 1% of growth in pre-bonus Operating Income, an additional 50% of target will be paid. After attainment of a 250% Success Factor, an additional pro rata target amount will be paid, capping at 300% (inclusive of the Net Working Capital award) upon attainment of 11% growth in pre-bonus Operating Income; provided, however, that the total award shall be capped at a 280% Success Factor if no Net Working Capital award is earned.

Actual Operating Income will be adjusted as follows:

Reported Operating Income

minus:	Cost of Capital (annualized at AOT’s blended average borrowing rate times the Purchase Price for acquisitions, proportionate to the actual date of the acquisition)

plus/minus:	Extraordinary items as they may occur

equals:	Adjusted Operating Income

b.	Current Year vs. Prior Year Net Working Capital Ratio

Award will be zero until a one percentage point or greater improvement in Net Working Capital is achieved and there are sufficient earnings above budget to cover the award. If these conditions are met, a 20% award will be achieved.

Net Working Capital ratio will be calculated as follows:

13 Period Average Gross Trade Accounts Receivable

plus:	13 Period Average Gross Inventory

minus:	13 Period Average Trade Accounts Payable

equals:	13 Period Average Net Working Capital

divided by:	12 Months Net Trade Sales Revenue

equals:	Net Working Capital Ratio

The spreadsheet attached hereto illustrates the calculations of Adjusted Operating Income, the Success Factor, and the bonus payments resulting therefrom.

9.	Group Presidents and Vice Presidents of Finance

Bonus awards for Apogent Group Presidents and Vice Presidents of Finance will be based upon 50% of the Operating Income of Apogent and 50% of the Operating Income of their respective groups; provided, however, that for Robert Ahlgren, 100% of his bonus award will be based on the Operating Income of Apogent.

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